Exhibit 4.7

This Amendment Two is effective from 22 February 2024

BETWEEN:

(1) CELL THERAPY CATAPULT LIMITED, trading as Cell and Gene Therapy Catapult, incorporated and registered in England and Wales with company number 07964711 whose registered office is at 12th Floor Tower Wing, Guys Hospital, Great Maze Pond, London, SE1 9RT (“Catapult”); and

(2) ACHILLES THERAPEUTICS UK LIMITED, a company incorporated in England and Wales with company number 10167668 whose registered office is at 245 Hammersmith Road, London, United Kingdom, W6 8PW (“Achilles”),

each a “Party” and together the “Parties”.

BACKGROUND

(A) The Parties entered into a collaboration agreement dated 28th February 2020 in respect of Achilles’ occupation of a module at Catapult’s Manufacturing Centre located at Gunnels Wood Road, Stevenage SG1 2FX Stevenage, which was amended by agreement on 12 December 2022 (the “Agreement”).

(B) The Parties are entering into this amendment to effect an extension to the term of the Agreement from 28 February 2024 to 31 March 2025.

(C) The Parties hereby agree to amend the Agreement as set out in this Amendment Two.

IT IS AGREED AS FOLLOWS:

1.
Capitalised words that are not defined in this Amendment Two will have the meanings given to them in the Agreement.
2.
This Amendment Two shall include the terms and conditions set out herein and the appendices attached hereto.
3.
The Parties hereby agree to vary the Agreement as follows:
3.1
Clause 17.1 shall be deleted in its entirety and replaced with the following:

“This Agreement, and the licences granted hereunder, will come into effect on the Effective Date and, unless terminated earlier in accordance with this Clause 17 or unless specified in the continuing obligations provisions of this Agreement as having continued effect, will continue in force until 31 March 2025 (the “Term”), and on such date this Agreement will terminate automatically by expiry.”

4.
Except as set forth in this Amendment Two, the Agreement and the Schedules thereto are unaffected and shall continue in full force and effect in accordance with its terms. Notwithstanding the relevant provisions of the Agreement, in the event of any conflict between the terms of this Amendment Two and the terms of the Agreement, the terms of this Amendment Two shall prevail.
5.
This Amendment Two (and all disputes arising out of or in connection with it) shall be governed by and construed in accordance with the laws of England and Wales and the parties hereby submit to the exclusive jurisdiction of the English Courts.

IN WITNESS WHEREOF this Amendment Two is executed as follows:

For and on behalf of CELL THERAPY CATAPULT LIMITED:		For and on behalf of ACHILLES THERAPEUTICS UK LIMITED
Signed:	/s/ Matthew Durdy	Signed:	/s/ Iraj Ali
Print Name:	Matthew Durdy	Print Name:	Iraj Ali
Job Title:	Chief Executive Officer	Job Title:	CEO
Date:	22-Feb-2024 | 09:29 GMT	Date:	22-Feb-2024 | 09:39 GMT